EXHIBIT 99.1

NEWS RELEASE

January 3, 2011	OTC BB: DPDW

CUMING ACQUISITION COMPLETED
NEW JOINT VENTURE FORMED

HOUSTON, TX – January 3, 2011 – Deep Down, Inc. (OTCBB: DPDW) (“Deep Down”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today announced the formation of a new joint venture, Cuming Flotation Technologies, LLC (the “JV”) with an affiliate of York Capital Management (“York”), for the purpose of combining the operations of Cuming Corporation and Deep Down’s Flotation Technologies subsidiary as of December 31, 2010. Under the terms of the joint venture agreement with York, Deep Down contributed the assets and liabilities of Flotation Technologies Inc. into a new entity, Flotation Tech, LLC (“Flotec”) plus $1.4 million in cash to the JV in exchange for a 20% equity interest, and York contributed $22.35 million in cash in exchange for an 80% interest. The cash contributions will be used to partially fund the acquisition of Cuming Corporation by the JV, with York providing a bridge loan to fund the balance of the $42 million purchase price and to provide working capital. To fund its cash contribution to the JV, Deep Down issued 20 million shares of common stock to York at $0.07 per share for total proceeds of $1.4 million. This issuance of stock was substantially offset by the return of 18 million shares of common stock previously issued in connection with the Cuming acquisition.

As an important part of this transaction, Deep Down has entered into two agreements with the JV. Under a Management Services Agreement, Deep Down will provide certain technical, administrative and management services to the venture on a cost reimbursable basis. Secondly, a Sales and Service Agreement will provide a platform for Deep Down, Cuming Corporation and Flotec to combine their product and service offerings to better serve the worldwide market.

The JV is expected to generate more than a $100 million of revenues for the year ended December 31, 2011.  Deep Down will use the equity method of accounting to recognize its proportionate share of the earnings of the JV.

Deep Down’s CEO, Ron Smith, commented, “This joint venture allows Deep Down and its shareholders to participate in the benefits of combining our flotation technologies business with Cuming Corporation, without the dilutive impact of financing the acquisition through the issuance of a large amount of equity. We believe York will make a strong partner that is supportive of our objective of creating a global leader in syntactic foam products and services primarily for the offshore oil and gas markets. The benefits of combining these manufacturing operations, as well as the additional opportunities stemming from the other agreements, will create significant value for our shareholders.”

Pre-recorded Message

There will be a pre-recorded message posted on Deep Down’s website beginning Wednesday, January 5, 2011 at 3:00 pm CST and will remain on the website for two weeks.  The message is to further clarify the structure of the JV, the Cuming acquisition and the potential impact on shareholder value. Please email any questions you may have to ir@deepdowninc.com no later than 5:00 pm CST on January 3, 2011. Your email should include your name, company name and identify yourself as an investor, customer, supplier or other interested party.  We will try to answer all questions received by the deadline.

FBR Capital Markets acted as exclusive financial advisor to Deep Down on this transaction.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include subsea installation support and engineering services, patented subsea hardware, distributed and drill riser buoyancy, ROV services and tooling. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

About York Capital Management

York Capital Management is an international private event-driven investment fund group with approximately $14.8 billion of assets under management.  York specializes in high quality, value oriented public and private equity investments, as well as credit securities.  York Capital was founded in 1991 and has primary offices in New York, Washington, DC, London, and Hong Kong.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, market and other expectations, objectives, intentions and other statements that are not historical facts.

For Further Information
Investor Relations   (281) 517-5000
ir@deepdowninc.com